Exhibit 99.1

UNIFI, Inc., Makers of REPREVE®, Hosts Investor Event Today

Leadership team will outline plan to reach $1.1 billion of revenue in fiscal 2025 and set long-term margin targets

Greensboro, North Carolina -- Unifi, Inc., (NYSE: UFI), makers of REPREVE® and one of the world’s leading innovators in recycled and synthetic yarns, is hosting an investor event today to provide long-term revenue and margin targets and outline strategic plans for growing market share, expanding the REPREVE brand and further developing the Company’s existing innovative and sustainable portfolio.

Investor Day Presentation Highlights

•	Fiscal 2022 revenues are expected to surpass $800 million, and the Company has set a goal of achieving $1.1 billion or more of revenues in fiscal 2025.
•	Strategic execution is expected to generate gross margin of 14% to 15% and Adjusted EBITDA of $110 million or more in fiscal 2025.
•	REPREVE Fiber products comprised 37% of consolidated revenues in fiscal 2021, and management expects to achieve a 50% or more composition by fiscal 2025.
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Management will discuss: the initial, positive results from the installation of eAFK EvoCooler texturing machinery in its U.S. manufacturing facilities, the installation expansion that will cover the remaining Americas facilities in El Salvador and Brazil, and the increase of machines to be installed in the U.S.

•	The Company has set a goal of transforming a total of 50 billion plastic bottles by December 2025 after recently surpassing 30 billion plastic bottles transformed.
•	Representatives from WM (formerly Waste Management), L2 Brands and Haggar will discuss the benefits of utilizing the REPREVE brand, process and products.

Eddie Ingle, Chief Executive Officer of Unifi, commented, “As we celebrate 50 years of resilience and dedicated service to our customers, we are also marking our transformation for the future and outlining plans to achieve some significant financial milestones. We look forward to generating further long-term value and engaging with shareholders throughout this event.”

Financial Targets

2025 Revenue   $1.1 billion or more

2025 Gross Margin   14% to 15%

2025 Adjusted EBITDA $110 million or more

A webcast of the event and the associated materials will be available on the Investor Relations section of the Company’s website and will be accessible for approximately 90 days.

About Unifi

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 30 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact

Alpha IR Group
Davis Snyder

312-445-2870

UFI@alpha-ir.com